Exhibit 10.13

SUBJECT TO REVISION IN ACCORDANCE WITH THE PLAN

GREEKTOWN LITIGATION TRUST

8% Promissory Note

[______] [___], 20[10]
U.S.$375,000	Detroit, Michigan

          FOR VALUE RECEIVED, the undersigned, GREEKTOWN LITIGATION TRUST, a liquidating trust established pursuant to Section 4.12 of the Plan and the Litigation Trust Agreement (as defined below) (the “Issuer”), hereby promises to pay to [REORGANIZED CASINO], a Michigan limited liability company (such entity or its assigns, the “Holder”) and its assigns, (a) the principal sum three hundred seventy-five thousand dollars ($375,000), plus all accrued and unpaid interest, on [_______] [__], 20[__], provided that such date shall be deemed to be automatically extended to the date of dissolution of the Litigation Trust pursuant to the terms, and subject to the limitations, of Section 9.1 of the Litigation Trust Agreement (the “Final Maturity Date”), and (b) simple interest payable on the Final Maturity Date at a rate equal to 8.00% per annum multiplied by the average daily outstanding principal amount under this note for the relevant period, until all of the outstanding principal amount hereof shall have been repaid.

          This note evidences the Litigation Trust Loan described in Section 2.3(a) of the Litigation Trust Agreement. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in that certain Greektown Litigation Trust Agreement, dated as of [________] [__], 20[10], pursuant to which the Issuer was established (as amended, supplemented or otherwise modified from time to time, the “Litigation Trust Agreement”).

          Payments of principal of and interest on this note are to be made in lawful currency of the United States of America at the principal office of the Holder as provided below.

          The Issuer may prepay principal of and interest on this note at any time, without penalty. Amounts prepaid may be re-borrowed. The Issuer shall repay principal of and interest on this note in accordance with, and subject to, the Litigation Distribution Schedule.

          This note can be assigned or transferred (whether absolutely, by way of security or otherwise) by the Holder in its sole discretion.

          The Issuer will repay all of the outstanding principal amount of the note and all accrued and unpaid interest on the Final Maturity Date in accordance with, and subject to, the Litigation Distribution Schedule.

          If the Issuer fails to repay any principal or interest when due in accordance with, and subject to, the Litigation Distribution Schedule and such failure to pay is continuing, the principal of this note may be declared or otherwise become immediately due and payable.

          The Holder of this note shall have recourse only to the Litigation Trust Assets in accordance with, and subject to, the Litigation Distribution Schedule. The Holder, by acceptance of this note, covenants and agrees that no recourse may be taken, directly or indirectly, with respect to the obligations of the Litigation Trust under this note, against (i) the Litigation Trustee

SUBJECT TO REVISION IN ACCORDANCE WITH THE PLAN

or, (ii) the members of the Litigation Trust Governing Board, (iii) any owner of a beneficial interest in the Litigation Trust, or (iv) any agent, officer, director or employee of the Litigation Trust, the Litigation Trustee, or any holder of a beneficial interest in the Litigation Trust.

          This note shall be construed in accordance with, and this note and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this note shall be governed by and construed in accordance with, the law of the State of Michigan.

[GREEKTOWN LITIGATION TRUST]

By:

Name:
Title:

Address for Payments:

[INSERT ADDRESS]